Exhibit 99.1

Ryder Names New Chief Financial Officer
Financial industry veteran Scott Parker named to top financial role at $8.4 billion logistics leader
MIAMI, March 27, 2019 Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today announced the appointment of Scott T. Parker as executive vice president (EVP) and chief financial officer (CFO) responsible for Ryder’s financial management functions including finance and audit, treasury, tax, accounting, corporate strategy, and investor relations. Mr. Parker succeeds Art A. Garcia who announced his retirement in September 2018.

As EVP and CFO, Mr. Parker will also serve as a member of Ryder’s Executive Leadership Team and report to Chairman and Chief Executive Officer Robert E. Sanchez. He will join Ryder on April 5, 2019, and be based in the global headquarters in Miami, Fla.
“Scott is a highly talented and seasoned leader with a proven track record of successfully driving top-line growth and improved profitability,” said Mr. Sanchez. “His extensive financial expertise, along with his strategic mindset, will help take us to the next phase of our growth strategy in the constantly evolving transportation and logistics industry.”
Since November 2015, Mr. Parker served as EVP and CFO for OneMain Financial (NYSE: OMF), a leading consumer finance company, responsible for overseeing all financial operations including accounting, tax, financial planning and analysis, treasury, and investor relations departments. He also had responsibility for the credit, insurance, and marketing functions of OneMain.
Prior to his most recent role at OneMain, Mr. Parker served as the CFO for commercial finance company CIT Group Inc. (NYSE: CIT) from July 2010 to October 2015. Prior to joining CIT, he served as CFO from 2006 to 2008 and chief operating officer from mid-2008 to 2010 for Cerberus Operations & Advisory Company, an affiliate of private investment firm Cerberus Capital Management.
Mr. Parker also spent more than 15 years in leadership roles within the industrial and financial services businesses at General Electric Company (NYSE: GE), including CFO of GE Capital Solutions from 2005 to 2006. Mr. Parker received a Bachelor of Science degree in Agricultural Economics (Business Management and Marketing) from Cornell University.
“I’m thrilled to join a new industry and such an innovative, forward-thinking company,” said Mr. Parker. “I look forward to working with the management team as we continue to grow the business and build on our success.”
As part of the planned succession process, Mr. Garcia will continue in the CFO role until April 5, 2019, and, thereafter, will serve as a special advisor to the CEO until his retirement on April 30, 2019.
“I would like to thank Art for his leadership during his 20-year-career with Ryder, helping to deliver the company to the strong position it holds today, and wish him all the best in his retirement,” added Mr. Sanchez.
Mr. Parker’s compensation arrangements are described in Ryder’s Current Report on Form 8-K filed with the Securities and Exchange Commission on the date of this press release. Pursuant to New York Stock Exchange Rules, Ryder notes that these arrangements include an equity award that will be made outside of Ryder’s equity incentive plan as an employment inducement award under NYSE Listing Rule 303A.08.

Exhibit 99.1

The grant, which will be made upon Mr. Parker’s commencement of service with Ryder, is valued at $4.8 million and is intended to compensate Mr. Parker for equity compensation forfeited from leaving his former employer. The grant is comprised of restricted stock ($4.3 million) and stock options ($500,000) that vest over three years subject to continued employment (40% vesting after the first year and 30% after each of the second and third years).
NOTE: A headshot of Mr. Parker is available via the Ryder Newsroom and BusinessWire.

About Ryder System, Inc.
Ryder is a Fortune 500® commercial fleet management, dedicated transportation, and supply chain solutions company. The company’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. Ryder, which also provides commercial truck rental, truck leasing, used trucks for sale, and last mile delivery services, has been named among “The World’s Most Admired Companies” by Fortune, as well as one of “America’s Best Employers” and “America’s Best Employers for Women” by Forbes. The company is regularly recognized for its industry-leading practices in third-party logistics, environmentally friendly fleet and supply chain solutions, world-class safety and security programs, and hiring of military veterans. For more information, visit the Ryder newsroom.

Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact: Jonathan Mayor jonathan_c_mayor@ryder.com (305) 500-3161	Investor Relations Contact: Bob Brunn bob_s_brunn@ryder.com (305) 500-4210